Exhibit 99.1
Transcript
CASABLANCA RESORT
Moderator: Sean McKay
May 28, 2008
11:00 am CT

Operator:	Ladies and gentlemen thank you for standing by. Welcome to the Black Gaming first quarter earnings conference call. During the presentation, all participants will be in a listen only mode.

Afterwards we will conduct an answer — question and answer session. At that time if you have a question, please press the one followed by the four on your telephone. A rebroadcast of today’s conference will be available beginning May 28, 2008, at two o’clock Eastern Standard Time through June 4, 2008, two o’clock Eastern Standard Time.

To access the rebroadcast, please dial 1-800-633-8284, or 402-977-9740 and enter reservation number 21383342. As a reminder, this conference is being recorded Wednesday, May 28, 2008. I would now like to turn the conference over to Randy Black, Chairman and CEO. Please go ahead, sir.

Randy Black:	Thank you (Paula). Good morning everyone and welcome to Black Gaming’s first quarter conference call. I’m Randy Black Senior, Chairman and CEO of the company, and with me today is Sean McKay, our CAO. Before we begin this morning, Sean will speak about forward-looking statements contained in this call. Sean?

Sean McKay:	Thanks, Randy. Today’s conference call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial conditions, results of operations, expansion projects and our subsidiaries, which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein.

Those risks and uncertainties include but are not limited to financial market risks, the ability to maintain existing management, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economy conditions, regulatory matters, and litigation and other risks described in our filing with the SEC.

All forward-looking statements are based on our current expectations and projections about future events. I would also like to remind everyone that we will be making reference to non-GAAP financial measures routinely using the gaming industry. Namely, earnings before interest, taxes, depreciation, and amortization — EBITDA — which can be recalculated from our recent 10Q filing by adding back deprecation and amortization, gain or loss on sale of assets, and (impairment) of long-lived assets to our operating income. Randy?

Randy Black:	Thank you Sean. Well, I-15 traffic was off 2500 cars a day in April over last year. Oil is at $130 a barrel, although it traded off a little bit this morning and yesterday. Gasoline is above $4 a gallon in places. Home values continue to slide with larger declines expected in Q3 and Q4, consumer confidence continues to erode, and the economy unfortunately does not look so good.

But in spite of all of that, in Mesquite, our long time customer are still coming. They just don’t spend a much as they used to, and they don’t come as often. But we are still signing up approximately 300 new customers a day across the three of our properties.

Our job is to take care of our long term customers, to attract new customers, and control costs. Competition for gamers is intense. We see promotions from everything free — food, beverage, entertainment, gas, utilities, two for ones — all the way to we will pay you to play. Balancing the investment and reinvestment in our customers in Mesquite is our focus for the remainder of ‘08. We think we can do a lot better at reinvesting in our customers than we have.

As I said, the Mesquite customer is still alive and well. The growth in Mesquite is still alive and well. Del Webb, Sun City is still one of Pulte’s top performing subdivisions, and the retirement market in surrounding Saint George, Utah, despite this economy, is still alive and well.

We will continue to collapse our corporate structure. As a matter of fact we are currently negotiating to sublease our office space in Las Vegas. And if we’re successful, that could save us over $160,000 a year.

Historically the second, third, and fourth quarters are slower than Q1. Last year we had a very robust concert schedule. Our events have been reduced to only small concerts in our show room on a shared revenue basis. We expect savings because of that reduction. Even in this down turn we have seen small gains in hotel occupancy and we are expecting to exceed ‘07 hotel occupancy in ‘08.

Unfortunately, net hotel revenue, because of a drop in our room rate, has been down year over year. However, it is encouraging that the loss has been declining slightly each month since January. All of our retail outlets have had increases in head counts and covers because of our value driven incentives. We have made significant costs in lots of expenses. For example, payroll is down over $400,000 a month year over year and professional fees are down over $500,000.

For the remainder of ‘08 we will be fine-tuning what we give each and every one of our players every month, increasing the rewards to our good customers, and lowering the reinvestment to the players who are slowing or stopping their play. Now I’ll turn the call back over to Sean to discuss this specific operating detail. Sean?

Sean McKay:	Thanks, Randy. In our Q4 conference call, we mentioned our 2008 priorities to secure our refinancing of our senior credit facility and our liquidity and apply more rigors around our operational and cost discipline. We are executing on that plan and are achieving success in this regard, albeit overshadowed by declines in our top line.

As a result of overall market softness, our gaining revenues declined 17.7% to $24.3 million from $29.6 million for the first quarter ended March 31, 2008, as compared to the same period in 2007. This decrease was primarily due to a $4 million decrease in slot revenues, a $25 million decrease in table games revenues, and a $.4 million decrease in other gaming revenue.
Hotel revenues decreased 21.7% to $8.1 million from $10.3 million for the first quarter ended March 31, 2008 as compared to the same period in 2007. This decrease was primarily due to lower average daily room rates and the company converting to the uses of a standardized room rate for promotional room stays, which in prior periods was accounted for utilizing rack room rates.

Promotional allowances increased 21.8% to $8.8 million from $11.3 million for the three months ended March 31, 2008, as compared to the period ended March 31, 2007. Food and beverage revenues decreased 14.8% to $9.4 million from $11.0 million for the quarter ended March 31, as compared to the same quarter in 2007. The decrease was primarily attributable to a reduction in our pricing. Our operating margins for food and beverage for the quarter ended March 31, 2008 decreased 41.5% from 45.9%, due to pricing decreases.

General and — excuse — general and administrator expenses are also down. In 2007 our annual G&A expenses were made up of advertising, payroll, professional fees, utilities, and taxes. Payroll accounted for the lion’s share of these expenses representing approximately 50%, of which approximately $7.2 million represented medical expenses. We focused our cost reduction efforts on payroll and advertising and are seeing positive trends.

For the period ended March 31, 2008, G&A expenses were down 19.2% compared to the same quarter in the prior year. Despite this, EBITDA decreased 11.8% to $6.8 million from $7.7 million for the period ended March 31, 2008 as compared to the same period in the prior year.

Our primary sources of liquidity and capital resources have been cash from operations and from our credit facility. As of March 31, 2008, we have approximately $9.8 million in cash and cash equivalents as well as $6.5 million of availability under our credit facility, and approximately $.3 million in capital expenditures for the period ended March 31, 2008 compared to $3.9 million in the prior year. In addition, we obtained gaining equipment financing of approximately $.8 million in the current period ended March 31, 2008.

Our liquidity needs mainly consist of our debt service requirements under our indentures and our maintenance CapX. These represent approximately $11.5 million per debt service and approximately $2.5 to $3 million in maintenance cap-x and small scale capital additions.

We have funded our bi-annual debt service payment of $5.6 million and are in the process of paying down the credit facility, which is approximately $6.5 million outstanding as of April 30, 2008. Our cash and cash equivalents is approximately $9.4 million, of which approximately $5.4 million represents cash (unintelligible).

Overall operating trends for the second quarter have been disappointing in terms of top line revenue declines; however, the cost cutting measures and our vigilance in operational efficient and the cost containment has lowered our operating leverage. We continue to experience overall declines in our EBITDA and expect to experience continued softness through the remainder of 2008.

If this trend continues, and upon securing our senior credit facility, we believe we have ample liquidity between our operations and our then renewed credit facility to meet our obligations under our indentures.

Yesterday we met with our lenders to finalize the terms of our senior credit faculty extension. We had agreed to the terms, which are compared to our currently in place facility, and are awaiting final credit approval and documentation. I’ll now turn the call back over to Randy.

Randy Black:	Thank you Sean. In Q1 we purchased the personal banker module for our slot player tracking system. It allows us to give our customers free play instead of cash. Now we are able to track exactly what all of our players do with the promotional dollars we give them. Simply stated, those who play more will get more and those who are only playing with our money will get none. We will adjust all of our promotions based on actual play and our net wins every month.

As I said, the pricing changes have made and are driving new and more business. We are signing up an average of approximately 300 new players a day to add to our average of approximately 100,000 active players at each property.

Fuel prices have not only affected daily traffic on I-15, we have seen many cost increases across the board focused — forcing us to focus on price raises or eliminating some items from our menus. Every day we reevaluate our retail pricing compared to cost. We are monitoring our labor based on demand and occupancy. We are using more part time workers and we are also using international contract labor.

Every day we are making quick, proactive, and reactive changes to meet market conditions. We’re a significantly smaller company. We will make whatever changes we have to improve profitability and efficiency literally the second we identify them.

We have made significant changes, as I said, to our player reinvestment strategy, and we look forward to what those changes will do for profitability . We are also ready for a summer affected severely by this economy and the gas prices. Now I will turn the calendar back over for questions. (Paula)?

Operator:	Thank you. Ladies and gentlemen if you would like to register a question, please press the one followed by the four on your telephone. You will hear a three tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the one followed by the three.

If you are using a speakerphone, please lift your handset before entering your request. One moment as we wait for the first question. Our first question comes from the line of (John Fleming). Please process with your question.

(John Fleming):	Good morning.

Randy Black:	Good morning (John).

(John Fleming):	I wonder, Sean, you went through sort of the breakout of G&A in a couple of buckets. I wonder if we could go through that just quickly again. I think you said it’s advertising, payroll, which makes about 50% of that number, professional fees, and one or two other categories. What were they?

Sean McKay:	Utilities and taxes. Just overall there’s a — just a tremendous amount of fixed expense in keeping up with the properties, but in some of those areas we do have room to cut further if need be.

(John Fleming):	Can you break out for us what portion of advertising and professional fees and utilities and taxes is of the remaining 50%?

Sean McKay:	Sure. About 10% of the expenses made up of advertising. Between utilities and taxes, that represents about 20% or so, and then 9 to 10% are related to professional fees and overall supplies for the company. And that kind of makes up the majority of those expenses. And then couple percent for other items.

(John Fleming):	Okay. And as you sort of looked at, you know, the reductions that you’ve made, clearly in the first quarter in this decreased revenue environment, where do you think the most opportunity exists for either continuing that reduction or for further educations in the future?

Randy Black:	It’s all about four things — reinvestment, economy, gas prices, and cost. We think that our reinvestment is going to be the biggest piece. As I said, there’s a lot of people in our database that have slowed down their play or stopped, and there’s a lot of people who are actually playing more. So reinvestment is it going to be a big piece of it. And costs — we continue to drive those down in every place like I mentioned earlier.

(John Fleming):	Okay, but as we think about the rest of the remainder of the year, is it fair to say that at least in G&A, as we look at that line item in particular, that you had a run rate that you feel comfortable with, given what you know today?

Sean McKay:	Yes, we’re comfortable with a run rate at this time. We’re continuously evaluating that, depending on what our profitability looks like in terms of top line. But right now we’re running where we would kind of expect. Should we see any further declines, that’s one of the areas that we’ll further look into, but as I mentioned, there is a tremendous amount of fixed costs to run these organizations.

Randy Black:	That being said, we still have some department changes that we’re making, some further collapsing of the corporate structure that we have, and we think there is some continued savings in that regard.

(John Fleming):	To what extent? Can you help us quantify that?

Randy Black:	Well they’re going to be — they’re not huge ones, but let’s say for example in this fall we’re going to change the way we manage that. We had one of our long time people resign. We’re changing the way we manage engineering. There are several other smaller departments that we think we can collapse into one.

(John Fleming):	Okay.

Randy Black:	We’re going to do some work with our hosts, we’re going to do some work with our marketing people so that they combine things like that. So we believe that we can do a lot of realignment of the structure of the company.

But again, I think the biggest change will come in — where we’re really getting killed is net slot win. So we’ve got to drive more (coin in). We’ve got to get more of that money at the bottom line, and we’ve got to watch what we’re investing in our customers.

As I’ve said, they’re all still coming, they’re all still there. We just have to fine-tune exactly what we’re giving them. And that’s I think the biggest low-hanging fruit, if you would.

(John Fleming):	Okay, great. That’s helpful. About the notices, it appears that you guys have a few non-operating assets — what I would call a non-operating assets — the Virgin River Convention Center and some undeveloped land you have adjacent to some of your operating facilities. Do you look or do you consider potentially, you know, trying to monetize some of those assets, or what potential is there to help — to use those to help enhance your liquidity position?

Randy Black:	So we think, you know, obviously we have those assets and we can use them if we have to. First of all with the VRCC, that is a 200 room casino that’s just sitting there, and we open it, as we did on this last big weekend, to use those rooms to rent. That’s why our room rates, as I mentioned, are slightly ratcheting up, and our rooms are more occupied this year than last year. But if we were to sell the VRCC then we add another competitor to the mix. So we’ve never wanted to do that.

Now in regards to several of the other pieces of property that we have — like we even have a golf course and some property around that — we have in the past looked at that, but right now the market in real estate is pretty tough, and we just don’t think we could move it.

So the answer is yes they’re there, but — and yes they could be used for liquidity, but at this particular time, we think our plan is going to work. We believe we’re going to pull to within close to what we did last year, and we’re going to be able to survive until the economy turns around.

(John Fleming):	Okay, great. Last question just relating to liquidity. I think Sean said there was as of April about $9 million in cash. Did I hear that correctly?

Sean McKay:	Yes, I believe that was correct.

(John Fleming):	And $5.4 is cage cash?

Sean McKay:	That’s correct.

(John Fleming):	And you — your revolver balance is down to $6.5?

Sean McKay:	As of April 30, yes.

(John Fleming):	Okay, great. And just one more. Randy, could you give us an update on the development activity in the area — the homes that are going up and just general development in town surrounding your property?

Randy Black:	Sure. As I mentioned, you know, the economy for the no-hair/gray hair/blue haired folks — the retired people that are the core and life bud of our business — is still very good. The retirement area in Saint George and also specifically in Mesquite is growing robustly. If you were to go up there you would see that they are full engaged in grading off some property and making new lots.

The sales offices up there are full. They’re averaging about 35 sales a month. That doesn’t seem like a huge number, and it’s not, but given this economy, it’s a super indication of how well the market is in Mesquite in terms of growth. Now the — with the hospital and everything else we have there, we expect that to continue.

In terms of the other guy that’s there — the (Solstice) project- — they haven’t done much, and I don’t think — given this capital environment that we’re all in, I just don’t see how they start a new hotel casino there. So we think we have at least two or three good years without any other further competition. So it’s just us and the other guy right now. We think the community’s in great shape, and we believe we can weather this storm.

As I said, it’s all about the two things we can control — that’s reinvestment and cost — and the two things we cannot — economy and gas prices.

(John Fleming):	Good. Thanks very much.

Randy Black:	Thank you, (John).

Operator:	Ladies and gentlemen, as a reminder, if you would like to register a question, please press the one followed by the four. There are no further questions at this time. I would now turn the all back to you. Please continue with your presentation or closing remarks.

Randy Black:	Well that’s it for us. Thanks everybody for participating today. As I said, the summer time is going to be the tell-tale. We’re going to need to be on our feet and reactive, and we’re ready for it. We expect gas prices to be around $5 and we’ve got some gas promotions in our back pocket if that happens, and we’re looking forward to the challenges that that’s going to bring. So thanks very much...

Operator:	Pardon me. Pardon me.

Randy Black:	...and good day.

Operator:	pardon me, Mr. Black. There are some questions in the queue. Would you like to answer those at this time?

Randy Black:	Oh yes. Sure. Go ahead.

Operator:	Thanks.

Randy Black:	I’m sorry.

Operator:	That’s okay. First question comes from (Wishi Paree). Please proceed with your question.

(Wishi Paree):	How you doing? I — on the call you just mentioned that you’re entering into a new senior credit facility. Can you give us an idea what the covenants are going to be like on that credit facility? I know on the other one you had — CapX covenants — is it going to be similar, or can you just give...

Sean McKay:	Yes, the terms are rely similar to the currently in place facility. And as we mentioned, we met with them yesterday and they’re bringing it before their final credit committee. So that’s the status as for now. As further information comes to light, we’ll be filing an 8K with the Securities and Exchange Commission.

(Wishi Paree):	Okay. what’s a (Max Levisch) test?

Sean McKay:	Two to one, I believe, on that.

(Wishi Paree):	Sorry. Two one? Or — that’s the coverage, right?

Sean McKay:	Yes, the (ratio’s) (unintelligible) one, I believe.

(Wishi Paree):	How about leverage?

Sean McKay:	I’ll have to take a look at that again, but that’s all filed in our security filings.

(Wishi Paree):	Okay. And...

Randy Black:	It’s simply an extension of the exact same facility we have.

(Wishi Paree):	Okay. And do you expect to be in compliance through the year, or...

Randy Black:	Yes. The, you know, that isn’t actually physically not due ‘til December, but we wanted to go ahead and renew it now so we can make sure we have that in our pockets.

(Wishi Paree):	And how much availability will you have with the new one? Same amount, or is it going to — are you increasing it?

Randy Black:	Basically the same facility.

(Wishi Paree):	Okay.

Randy Black:	So it’s just an extension from the due date in December...

(Wishi Paree):	Okay.

Randy Black:	...to out three more years.

(Wishi Paree):	Great. Thank you.

Operator:	Our next question comes from the line of (Jeff Hoyer). Please proceed with your question.

(Jeff Hoyer):	HI, good morning.

Randy Black:	Good morning.

(Jeff Hoyer):	You talked about kind of April traffic on I-95. When you look at trends, I know it’s kind of been, you know, each month has been kind of volatile, but do you think your customers are feeling more pressure as the year has gone on, and how do you think about what the back half of the year is going to look like?

Randy Black:	It’s really weird. I mean that is the — that again is big, big question is what happens to consumer confidence and what happens to gas prices for the rest of the year?

First of all in January, you know, it was off a little bit in traffic. In February it was off a little bit in traffic, March was off, April was down considerably. And it feels like May is back up a little bit. We’ve had a little bit more success in renting rooms in May than we have all summer long. We’re up — I mean all year long.

In May we’re up room nights a lot more than we have been in the past, so it feels like May’s kind of chugging back, but we don’t know yet. And we’re not really exactly sure what’s going to happen this summer. The summer typically has been pretty bad for us and it just depends on what happens.

I read a statistic the other day that AAA put out, and there’s something like billions of car miles that are not being traveled by the folks. But again, I still think that they’re out there. They’re just looking for better deals. It may bode well for us that we’re a much more inexpensive getaway to all of our markets like Salt Lake and Las Vegas than the other guys. So it’s going to be more tell-tale, you know, after we see what happens in June.

So we’re looking to give you a better update after our second quarter call or at our second quarter call.

(Jeff Hoyer):	Thank you. And just one more clarification. I just want to make sure I heard right, that — is that — at 3/31 I think you had $6 1/2 million of availability under your bank line, and then at 4/30 you have $6 1/2 million? Is that right?

Sean McKay:	You heard that correctly, yes.

(Jeff Hoyer):	Great. Thank you.

Man:	(Unintelligible).

Sean McKay:	(Unintelligible) April 30.

(Jeff Hoyer):	Thank you.

Randy Black:	Yes, we paid down on our credit line and we will continue to do that.

Operator:	Our next question comes from (Abraham Hen). Please proceed with your question.

(Abraham Hen):	Hi, I would like to know if you could comment on the competition and in particular and how your market share has been and at — what you guys are — how you are positioned differently than your competition in (Mesquite).

Randy Black:	The one thing that, you know, in our — in a sense to try to get to where we need to be in competitive basis, if the guy across the street is selling bananas for $9 and you’re selling yours for $11, you’re not going to sell a whole lot of bananas.

So what we’ve done is lowered our slot (hole). We’ve lowered the way our games operate in our 21 pit. That’s another direct correlation to how much our net gaming win is, and that puts us more in line with our competition. So we’re also unfolding, as I said, the new personal banker, which we’re giving free play, and we’ll start to bonus our player’s free play.

So we’re going to be spot on competitive with the other guy. And so now it’s all about service and how you treat the customer. Those are the things that we’re focusing on now is reinvestment in our customers and how we treat them. So we believe that we’ve repositioned ourselves, and that is definitely some of our slot wins. They were down year over year and that’s a big number.

So we believe that we’ve repositioned so that we can better compete with our competition. So we think we will capture - recapture a bigger percentage of the market than we’ve had today. Right now he’s probably a little bit more — you know, there are four operating casinos there. We own four, but one of them is closed. He owns the other one, and he’s a little bit more than his 25% share of the market, so it’s our job to try and figure out how to get him back to what he deserves to have.

(Abraham Hen):	Can you talk about the trends in the market share (for the other fourth) party — for the, you know, Q1 ‘01 — Q1 ‘08?

Randy Black:	Well he’s not public, so we don’t know what his share is. We think he’s probably a little bit above 25%. Somewhere in the 30 range, maybe.

(Abraham Hen):	Okay. Is that increasing or decreasing in your opinion?

Randy Black:	It’s decreasing.

(Abraham Hen):	Okay. Thank you.

Randy Black:	Thank you.

Operator:	Ladies and gentlemen as a reminder, to register a question, please press the one followed by the four. There are no further questions at this time. I will turn the conference back to you.

Randy Black:	Thank you, (Paula). Well as I said, thanks for everybody’s continued support. We’re watching vigilant on the economy and the gas prices. We look forward to what’s happening. We think we’ve got a good plan that’s working, and we’ll talk to you again after second quarter. Thanks for your support. Have a great day.

Operator:	Ladies and gentlemen that does conclude the conference call for today. We ask — we thank you for your participation and ask that you please disconnect your line.
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